Exhibit 3.1

BYLAW AMENDMENT

“ARTICLE XII
INAPPLICABILITY OF ACQUISITION OF CONTROLLING
INTEREST STATUTES AND OTHER SIMILAR PROVISIONS

In accordance with the provisions of NRS 78.378, and notwithstanding anything to the contrary in these Bylaws or otherwise, the provisions of NRS 78.378 to 78.3793, inclusive, as amended from time to time, or any successor statutes, shall not apply to the Corporation or to any acquisition of any shares of the Corporation’s capital stock effected by Digital Entertainment Holdings LLC (“DEH”), any of its members or any of their respective affiliates or any of their respective successors or assigns under the Transaction Documents (as defined below).  Without limitation of the foregoing, the Corporation shall take any and all action necessary to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Articles of Incorporation, these Bylaws, the laws of the State of Nevada (as amended from time to time and including, without limitation, NRS 78.411 through 78.444, inclusive, and 78.378 through 78.3793, inclusive, and any successor statutes thereto) or other applicable law that is or could become applicable to (i) that certain Investment Agreement, dated as of August 19, 2016, between the Corporation and DEH (the “Investment Agreement”) and the other Transaction Documents (as defined in the Investment Agreement), (ii) DEH, any of its members or any of their respective affiliates or any of their respective successors or permitted assigns under the Transaction Documents, or (iii) any of the various transactions as set forth in, or contemplated by, the Investment Agreement and the other Transaction Documents, including in connection with the fulfillment and exercise by the Corporation and DEH of their respective obligations and rights thereunder, including in connection with the Corporation’s issuance of, and DEH’s ownership, exercise and voting of, the Securities (as defined in the Investment Agreement).”

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